UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

January 5, 2013

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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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COMMISSION FILE NUMBER        0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 1.01 Entry into a Material Definitive Agreement

On January 5, 2013, Astro-Med, Inc. (the “Company”) and its wholly-owned subsidiary, Grass Technologies Corporation (“Grass”), and Natus Medical Incorporated (“Natus”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Natus will acquire the Grass Technologies Product Group (the “Business”) from the Company.

Pursuant to the Purchase Agreement, Natus will acquire for a cash purchase price of $18.6 million the assets of the Business, consisting principally of working capital of not less than $2.0 million, the engineering, sales and support workforce, intellectual property, and certain other related assets. The purchase price is subject to adjustment depending upon the level of working capital in the Business on the date of the acquisition.  Of the $18.6 million purchase price, $1.8 million will be held in escrow for 12 months following the closing to provide an indemnity to Natus in the event of any breach in the representations, warranties and covenants of the Company.

The Company will retain its Grass manufacturing facility located in Rockland, Massachusetts.  Concurrent with entering in the Purchase Agreement, the Company and Natus also entered into a Transition Services Agreement, pursuant to which the Company will continue to manufacture Grass products for Natus and provide other transition services for a period of time, after which Natus will acquire any remaining inventory.

The Purchase Agreement contains customary representations, warranties and covenants obligating the Company and Grass to continue to conduct the Business in the ordinary course and to provide Natus with reasonable access to information regarding the Business. It also contains a non-solicitation provision, pursuant to which, neither the Company nor Grass may solicit or engage in discussions with any third party regarding the acquisition of the Business or any substantial portion of the Business as well as a three-year covenant not to compete with the Business or any substantially similar business.

The completion of the transaction is subject to various customary conditions, including the accuracy of the representations and warranties of each of the parties and compliance with each of the parties of its respective obligations under the Purchase Agreement.  Approval of the Company’s shareholders is not required in connection with the transaction.

The Grass Technologies Product Group includes clinically differentiated neurodiagnostic and monitoring products, including a portfolio of polysomnography (PSG) and electroencephalography (EEG) systems for both clinical and research use and related accessories and proprietary electrodes. The Business generated sales of approximately $18.5 million in the year ended January 31, 2012.

It is expected that the transaction contemplated by the Purchase Agreement will be consummated on January 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.
ASTRO-MED, INC.

Date January 7, 2013	By:	/s/ Joseph P. O'Connell
Joseph P. O'Connell
Senior Vice President, Treasurer and Chief Financial Officer